Exhibit 99.1

Selected Historical Financial Information of TypTap Insurance Group, Inc.

	Years Ended		Six Months Ended
	December 31,		June 30,
(Dollar amounts in thousands)	2019	2020	2020	2021
Revenue:
Gross premiums earned	$ 30,904	$ 78,836	$ 34,975	$ 67,811
Premiums ceded	(11,076)	(28,822)	(8,907)	(22,094)
Net premiums earned	19,828	50,014	26,068	45,717
Net income from investment portfolio	1,537	797	20	831
Policy fee income	424	819	373	549
Other	40	97	63	650
Total revenue	21,829	51,727	26,524	47,747
Expenses:
Losses and loss adjustment expenses	8,505	34,059	14,638	28,752
Amortization of deferred policy acquisition costs	5,275	13,714	5,686	10,190
Other policy acquisition expenses	1,622	1,865	888	3,062
Interest expense	2	2	1	90
Depreciation and amortization	676	1,103	541	600
Personnel and other operating expenses	14,240	17,445	8,717	13,322
Total expenses	30,320	68,188	30,471	56,016
Loss before income taxes	$ (8,491)	$ (16,461)	$ (3,947)	$ (8,269)